EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333- ) on Form S-3 of Westmoreland Coal Company and subsidiaries of our reports dated February 28, 2014, with respect to the consolidated financial statements of Westmoreland Coal Company and subsidiaries, Westmoreland Resources, Inc. and subsidiary, Westmoreland Energy LLC and subsidiaries, and Westmoreland Kemmerer, Inc., and the effectiveness of internal control over financial reporting of Westmoreland Coal Company and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Denver, Colorado
July 8, 2014